Exhibit 99.1

Cascade Bancorp (Nasdaq: CACB) Announces Issuance of Trust
Preferred Securities

          BEND, Ore., July 11 /PRNewswire-FirstCall/ -- Cascade Bancorp (the “Company”) announced that it has completed issuance of $20 million in trust preferred securities on June 29, 2006.  The securities will qualify as Tier 1 regulatory capital for the Company and the proceeds will be used for general corporate purposes.  The issuance will mature on June 29, 2036 and bear a competitive spread over LIBOR.

          Founded in 1977, Bank of the Cascades offers full-service community banking through now 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the eighth consecutive year by Independent Community Bankers of America, as well as in rankings by US Banker Magazine. In addition to the Seattle Times ranking, the Bank was among the top 20 “Best Companies to Work For” in the March 2006 Oregon Business Magazine. For further information on the Company, please visit our web site at http://www.botc.com.

SOURCE  Cascade Bancorp
          -0-                                             07/11/2006
          /CONTACT:  Greg Newton, Chief Financial Officer, +1-541-617-3526, or
Patricia Moss, President and CEO, +1-541-385-6205, both of Cascade Bancorp/
          /Web site:  http://www.botc.com/